                                                                  EXHIBIT (a)(1)

                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock
          (Including the Associated Preferred Share Purchase Rights)

                                      of

                          Wynn's International, Inc.

                                      at

                             $23.00 Net Per Share

                                      by

                               WI Holding Inc.,

                         a wholly owned subsidiary of

                          Parker-Hannifin Corporation

                               ----------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, JULY 20, 2000, UNLESS THE OFFER IS EXTENDED.

                               ----------------

THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 13, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG PARKER-HANNIFIN CORPORATION (THE "PURCHASER"), WI HOLDING INC. ("MERGER SUB") AND WYNN'S INTERNATIONAL, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK THAT REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

                               ----------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN); HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ----------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to National City Bank (the "Depositary") or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or
(2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

A stockholder that desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

June 22, 2000

                               TABLE OF CONTENTS

                                     Page
                                     ----
SUMMARY TERM SHEET.................    1
INTRODUCTION.......................    5
THE OFFER..........................    6
 1. Terms of the Offer.............    6
 2. Acceptance for Payment and
    Payment........................    8
 3. Procedures for Accepting the
    Offer and Tendering Shares.....    9
 4. Withdrawal Rights..............   12
 5. Certain U.S. Federal Income Tax
    Consequences...................   12
 6. Price Range of the Shares......   13
 7. Possible Effects of the Offer
    on the Market for the Shares;
    NYSE Listing; Exchange Act
    Registration; Margin
    Regulations....................   14
 8. Certain Information Concerning
    the Company....................   15
 9. Certain Information Concerning
    the Purchaser and Merger Sub...  16

                                     Page
                                     ----
10. Background of the Offer; Past
    Contacts or Negotiations with
    the Company....................   17
11. Purpose of the Offer; The
    Merger Agreement; Stockholder
    Tender Agreement; Consulting
    Agreement; Statutory
    Requirements; Appraisal Rights;
    Plans for the Company..........   19
12. Source and Amount of Funds.....   32
13. Certain Conditions of the
    Offer..........................   33
14. Certain Legal Matters; Required
    Regulatory Approvals...........   34
15. Fees and Expenses..............   37
16. Miscellaneous..................   37
Schedule I -- Directors and
 Executive Officers of the
 Purchaser and Merger Sub..........   38

                               SUMMARY TERM SHEET

   The following are some of the questions you may have and our answers to those questions. Please read carefully the remainder of this offer to purchase and the enclosed letter of transmittal. The information in this section is only a summary, is not complete and may not contain all the information that may be important to you. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers listed on the last page of this offer to purchase.

What are Parker-Hannifin Corporation and Wynn's International, Inc. proposing?

   Parker-Hannifin Corporation (the "Purchaser") and Wynn's International, Inc. (the "Company") have entered into a merger agreement pursuant to which WI Holding Inc., a wholly owned subsidiary of the Purchaser ("Merger Sub"), is offering to purchase all of the outstanding common stock of the Company for $23.00 per share, net to you, in cash.

Who is offering to buy my securities?

   The Purchaser is offering to buy your securities through Merger Sub, a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding shares of common stock of the Company.

How much are you offering to pay and what is the form of payment?

   We are offering to pay $23.00 per share, net to you, in cash. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the letter of transmittal, stock transfer taxes on the purchase of shares by the Merger Sub pursuant to the offer.

Do you have the financial resources to make payment?

   The Purchaser will provide Merger Sub with the funds required to pay for the shares. The Purchaser will finance the purchase with funds borrowed pursuant to its existing commercial paper program and funds raised through the sale of debt securities under its existing "shelf" registration statement. The offer is not contingent on obtaining any financing. (See page 32)

Is your financial condition relevant to my decision on whether to tender in the offer?

   We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  -- the offer is being made for all outstanding shares solely for cash;

  -- the offer is not subject to any financing condition; and

  -- if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger of the Company with Merger Sub.

Is the offer contingent on the purchase of a specified number of Shares by Merger Sub?

   Yes. The offer is contingent on, among other things, there being tendered to Merger Sub at least a majority of the Company's common stock on a fully diluted basis.

How long do I have to decide whether to tender in the offer?

   You will have until 12:00 midnight, New York City time, on Thursday, July 20, 2000 to decide whether to tender your shares in the offer, unless the offer is extended. If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. (See page 10)

Can the offer be extended and under what circumstances?

   We can extend the offer, if the conditions to the offer have not been earlier waived or satisfied, through Tuesday, August 15, 2000. Also, the offer will be extended if on any scheduled expiration date the parties have not obtained all of the required regulatory approvals for the offer and the merger provided, that each party shall have the right to terminate the Merger Agreement if the Offer is not completed by December 15, 2000. (See page 28)

   We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to have a subsequent offering period, although we reserve the right to do so. (See page 8)

How will I be notified if the offer is extended?

   If we extend the offer, we will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire.

What are the most significant conditions to the offer?

   We are not obligated to purchase any tendered shares unless the number of shares tendered equals at least a majority of the outstanding shares of the Company on a fully diluted basis. We are also not obligated to purchase shares if there is a material adverse change in the Company or its business. Please see pages 33 to 36 for a summary of these and other conditions to the offer.

How do I tender my shares?

   If you hold your shares in your own name, you can tender your shares by:

  .  completing the enclosed letter of transmittal; and

  . mailing your stock certificates along with the letter of transmittal to the depositary in the enclosed envelope.

   If your stock certificates are not immediately available, you may elect to follow the guaranteed delivery procedures described on page 10.

   If your shares are held in the name of your broker, bank or other nominee, you must instruct your nominee to tender your shares on your behalf by completing the form sent to you by the nominee and returning the form to it.

What is the latest date that I can withdraw previously tendered shares?

   In general, you can withdraw your previously tendered shares at any time before the offer expires. (See page 12)

How do I withdraw previously tendered shares?

   You may withdraw tendered shares any time before the offer expires by mailing or faxing your notice of withdrawal to the depositary if your shares are held in your name or to your broker or bank if they are held in your broker's or bank's name. In general, for the notice of withdrawal to be effective, the depositary must receive your notice before the offer expires. (See page 12)

What does the Company's Board of Directors think of the offer?

   The Company's Board of Directors unanimously determined that the offer, the offer price, and the merger are fair to you and in your best interests. They unanimously recommend that you accept the offer and tender your shares pursuant to the offer.

Did the Company's Board of Directors receive a fairness opinion?

   Yes. J.P. Morgan Securities Inc. ("J.P. Morgan"), the Company's financial advisor, delivered to the Board of Directors of the Company a written opinion, dated June 13, 2000, to the effect that, as of such date and subject to the assumptions and considerations described in the opinion, the offer price of $23.00 per share is fair, from a financial point of view, to the Company's stockholders. The complete opinion of J.P. Morgan is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders with this document. We urge you to read it.

Has any stockholder agreed to tender his or her shares?

   Yes. James Carroll, Chairman of the Board and Chief Executive Officer of the Company, who beneficially owns 1,086,903 shares of the outstanding common stock of the Company (or 5.5% on a fully diluted basis), has agreed to tender his shares in the offer. (See page 30)

Will the tender offer be followed by a merger if all the Company shares are not tendered in the offer?

   Yes. If we accept for payment and pay for at least a majority of the Company's outstanding shares on a fully diluted basis, Merger Sub will be merged with and into the Company. The Company will be the surviving corporation and will become a wholly owned subsidiary of the Purchaser. In the merger, all stockholders who did not tender their shares will receive $23.00 per share in cash in exchange for their shares. (See page 21)

Can I exercise appraisal rights with respect to my Shares?

   There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Delaware law. (See page 32)

If I decide not to tender, how will the offer affect my shares?

   If you don't tender your shares, your shares will be canceled in the merger and you will receive the same amount of cash per share which you would have received had you tendered your shares in the offer, unless you exercise dissenters' rights under Delaware law (see page 32). Therefore, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares and you will not have dissenters' rights. However, if the merger does not take place, the number of stockholders and the number of shares of the Company that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the Company's common stock. In addition, the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies.

What is the market value of my shares as of a recent date?

   On June 13, 2000, the last trading day before the announcement that the Merger Agreement was signed and that we would be commencing a tender offer, the closing price of the Company common stock on the New York Stock Exchange was $13.375 per share. During the twenty trading days immediately prior to June 13, 2000, the average closing price was $13.466 per share. On June 20, 2000, the most recent practicable trading day before we commenced our tender offer, the closing price was $22.625 per share. We advise you to obtain a recent quotation for shares of the Company common stock in deciding whether to tender your shares.

What are the U.S. federal income tax consequences of tendering shares?

   The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. Because individual circumstances may differ, you should consult your tax advisor to determine the particular tax consequences to you. (See page 12)

To whom can I talk if I have questions about the offer?

   You can call Georgeson Shareholder Communications Inc., the information agent, at (800) 223-2064 (toll free) or Morgan Stanley & Co. Incorporated, the dealer manager, at (312) 706-4448. See the back cover of this offer to purchase for information regarding the information agent and the dealer manager.

To: The Holders of Common Stock of Wynn's International, Inc.:

                                 INTRODUCTION

   WI Holding Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parker-Hannifin Corporation, an Ohio corporation (the "Purchaser"), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share, including the associated preferred share purchase rights (the "Shares"), of Wynn's International, Inc., a Delaware corporation (the "Company"), at a purchase price of $23.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively, and together with any amendments or supplements hereto or thereto, constitute the "Offer").

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 13, 2000 (the "Merger Agreement"), among the Purchaser, Merger Sub and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by the Purchaser or any subsidiary of the Purchaser or in the treasury of the Company, all of which will be canceled with no payment being made with respect thereto, and other than Shares ("Dissenting Shares"), if any, held by stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")), will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $23.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

   Simultaneously with the execution of the Merger Agreement, the Purchaser, Merger Sub and James Carroll, the Chairman of the Board and Chief Executive Officer of the Company, who beneficially owns 1,086,903 of the Shares (or 5.5% on a fully diluted basis), entered into a Stockholder Tender Agreement, dated June 13, 2000 (the "Tender Agreement"), pursuant to which Mr. Carroll agreed, among other things, to tender his Shares pursuant to the Offer. See Section 11.

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Merger Sub pursuant to the Offer.

   The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; has determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company; and unanimously recommends that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer.

   J.P. Morgan, the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion, dated June 13, 2000, to the effect that, as of such date and subject to the assumptions and considerations described in the opinion, the consideration to be paid to the Company's stockholders and the holders of options to purchase Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of that opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by J.P. Morgan.

   The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not properly withdrawn a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). The Offer is also subject to certain other terms and conditions as set forth in this Offer to Purchase. The Offer will expire at 12:00 midnight, New York City time, on Thursday, July 20, 2000, unless extended. See Sections 1, 13 and 14 below.

   The Company's Certificate of Incorporation and the DGCL require the affirmative vote of holders of a majority of the outstanding Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Merger Sub will own a sufficient number of Shares to ensure that the Merger will be approved. Under the DGCL, if after consummation of the Offer, Merger Sub owns at least 90% of the Shares then outstanding, Merger Sub will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, Merger Sub owns less than 90% of then outstanding Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11.

   No appraisal rights are available in connection with the Offer. Stockholders may, however, have appraisal rights in connection with the Merger, regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

   The Company has informed Merger Sub that, as of June 20, 2000, there were 18,688,809 Shares issued and outstanding, and 962,826 Shares reserved for issuance pursuant to stock-based plans and awards outstanding thereunder on June 20, 2000. Based upon the foregoing and assuming that no other Shares are otherwise issued after June 20, 2000, the Minimum Condition will be satisfied if at least 9,825,818 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1). The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on a fully diluted basis on the date that Merger Sub accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and Merger Sub accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See Section 11.

   This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

                                   THE OFFER

1. Terms of the Offer

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will, as soon as practicable after the Expiration Date, accept for payment and thereby purchase all Shares validly tendered on or prior to such Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4. The Offer shall remain open until 12:00 midnight, New York City time, on Thursday, July 20, 2000 (the "Expiration Date"), unless and until Merger Sub shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Merger Sub, shall expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

   In the Merger Agreement, the Purchaser and Merger Sub agreed that Merger Sub will not (a) decrease the price per Share payable in the Offer or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought, (c) amend or waive the Minimum Condition or (d) impose additional conditions to the Offer or amend any other term of the Offer in a manner adverse to the holders of Shares. However, if on the initial Expiration Date all conditions to the Offer shall not have been satisfied or waived, Merger Sub may extend the Expiration Date for such additional period or periods as it may determine to permit such conditions to be satisfied but not beyond Tuesday, August 15, 2000, except with the written consent of the Company. In addition, if at any scheduled Expiration Date, the condition to the Offer relating to required regulatory approvals is not satisfied, Merger Sub will extend the Offer from time to time (each such extension not to exceed ten business days after the previously scheduled expiration date, unless the parties otherwise agree; provided, that each party shall have the right to terminate the Merger Agreement if the Offer is not completed by December 15, 2000), subject to the right of the Purchaser, Merger Sub or the Company to terminate the Merger Agreement pursuant to its terms.

   If by 12:00 midnight, New York City time, on Thursday, July 20, 2000 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer (except for the condition related to required regulatory approvals) have not been satisfied or waived, the Purchaser reserves the right to (but shall not be obligated except as described in this Section 1), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), (i) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) elect to provide a Subsequent Offering Period (as defined below) for the Offer, (iii) waive all the unsatisfied conditions except for the Minimum Condition and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iv) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (v) amend the Offer.

   Any extension, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   If Merger Sub extends the Offer or if Merger Sub is delayed in its acceptance for payment of or payment (whether before or after our acceptance for payment of Shares) for Shares or Merger Sub is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on behalf of Merger Sub, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, Merger Sub's ability to delay the payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that Merger Sub pay for Shares accepted for payment as soon as reasonably practicable after the Expiration Date.

   If Merger Sub makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Merger Sub will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders.

   Pursuant to Rule 14d-11 under the Exchange Act, Merger Sub may, subject to certain conditions, provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer during which stockholders may tender shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

   During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and Merger Sub will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Merger Sub may provide a Subsequent Offering Period so long as, among other things,
(i) the initial 20 business day period of the Offer has expired, (ii) Merger Sub offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) Merger Sub accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (iv) Merger Sub announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Merger Sub immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. Merger Sub will be able to provide a Subsequent Offering Period, if it satisfies the conditions above, after July 20, 2000.

   Merger Sub does not currently intend to provide a Subsequent Offering Period for the Offer, although Merger Sub reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered during a Subsequent Offering Period.

   The Company has provided Merger Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Merger Sub to record holders of Shares and will be furnished by Merger Sub to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Merger Sub will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer. See Sections 1 and 13. In addition, subject to applicable rules of the SEC, Merger Sub expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 14.

   In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against such participant.

   For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Merger Sub and transmitting payment to validly tendering stockholders.

   Under no circumstances will interest on the purchase price for Shares be paid by Merger Sub.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, Merger Sub increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

   Merger Sub reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of the Purchaser's affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Merger Sub of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

   Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or in compliance with the guaranteed delivery procedure set forth below.

   Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for Shares not tendered or not accepted for purchase are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Merger Sub, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery. A NYSE trading day is any day on which the NYSE is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

   Backup Federal Income Tax Withholding. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of gross proceeds payable to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

   Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Merger Sub, and each of them, as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such tendered Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by Merger Sub in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Merger Sub will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Merger Sub or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, in its sole discretion, whose determination shall be final and binding on all parties. Merger Sub reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition, which may not be waived without the consent of the Company) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

   Merger Sub's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by Merger Sub. None of the Purchaser, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Merger Sub's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after Sunday, August 20, 2000.

   If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Merger Sub is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Merger Sub's rights set forth herein, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to exercise and duly exercises withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in
Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Merger Sub, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   In the event Merger Sub provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. Certain U.S. Federal Income Tax Consequences

   The following discussion is a summary of certain U.S. federal income tax consequences of the Offer or the Merger to a Company stockholder holding Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

   This discussion does not address all aspects of federal taxation that may be relevant to particular holders of Shares in light of their personal circumstances or to holders of Shares subject to special treatment under the

Code, including, without limitation, financial institutions or trusts; tax-exempt entities; insurance companies; traders that mark to market; dealers in securities or foreign currencies; stockholders who received their Shares through an exercise of employee stock options or otherwise as compensation; stockholders who are foreign corporations, foreign partnerships, or other foreign entities, or individuals who are not citizens or residents of the U.S.; and stockholders who hold Shares as part of a hedge, straddle or conversion transaction.

   The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. Each selling or exchanging stockholder will generally recognize capital gain or loss equal to the difference between the amount of cash received and such stockholder's adjusted tax basis for the Shares tendered in exchange therefor. Capital gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and same price) exchanged pursuant to the Offer or the Merger. Capital gain or loss will be long-term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short-term if, as of such date, the Shares were held for one year or less. In general, long-term capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 20%, and short-term capital gains will be subject to tax at ordinary income tax rates.

   Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Code and Treasury regulations, cash payments in exchange for your Shares in the Offer or the Merger may be subject to "backup withholding" at a rate of 31% for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

   The foregoing summary is for general information purposes only and is based on United States federal income tax law now in effect, which is subject to change, possibly retroactively. Stockholders are strongly urged to consult their tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including federal, state, local, foreign and other tax consequences.

6. Price Range of the Shares

   According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Form 10-K"), the Shares are traded on the NYSE under the symbol "WN." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE as reported in the Form 10-K with respect to calendar periods occurring in 1998 and 1999, and as reported thereafter by published financial sources with respect to the first two calendar quarters of 2000.

                          WYNN'S INTERNATIONAL, INC.

                                                              High     Low
                                                              ----     ---
1998
  First Quarter.............................................. $25 3/4  $20
  Second Quarter.............................................  25 1/16 18 11/16
  Third Quarter..............................................  20 3/8  15 5/8
  Fourth Quarter.............................................  22 3/4  15 1/16
1999
  First Quarter..............................................  22 1/16 16 1/8
  Second Quarter.............................................  19 5/16 16 1/2
  Third Quarter..............................................  20 1/4  15 1/2
  Fourth Quarter.............................................  16 7/16 12 11/16
2000
  First Quarter..............................................  15 7/8  12 1/16
  Second Quarter (through June 20, 2000).....................  22 5/8  13 1/8

   On June 13, 2000, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to published sources, the reported closing price on the NYSE for the Shares was $13 3/8 per Share. On June 20, 2000, the most recent practicable trading day prior to the commencement of the Offer, according to published sources, the reported closing price on the NYSE for the Shares was $22 5/8 per Share.

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Merger Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

   NYSE Listing. The Purchaser currently intends to cause the Company to delist the Shares from the NYSE as soon after consummation of the Offer and the Merger as reasonably practicable. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE after consummation of the Offer. According to the NYSE's published guidelines, the Shares would not be eligible to be included for continued listing if the number of publicly held Shares and the average monthly trading volume fall below certain levels, or the number of publicly held Shares falls below 600,000, or the aggregate market value of the Shares falls below $15,000,000. If these standards are not met, the Shares would no longer be admitted to listing on the NYSE. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards.

   Merger Sub has been advised by the Company that as of June 20, 2000, there were approximately 866 holders of record of the Shares. The Company has advised Merger Sub that it believes that the number of beneficial owners of the Shares as of June 20, 2000 is approximately 6,500.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act. It is the intention of Merger Sub to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for NYSE listing or quotation.

   If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for NYSE listing and the registration of the Shares under the Exchange Act will be terminated.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, as stated above, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. Certain Information Concerning the Company

   The Company is a Delaware corporation with its principal executive offices located at 500 North State College Boulevard, Suite 700, Orange, California 92868, telephone (714) 938-3700. The following description of the Company's business has been derived from the Company's Form 10-K and is qualified in its entirety by reference thereto:

     The Company, through its subsidiaries, is engaged primarily in the automotive and industrial components business and the specialty chemicals business. The Company designs, produces and sells O-rings and other seals, gaskets and molded elastomeric and thermoplastic polymer products and other rubber, plastic and urethane products. In addition, the Company formulates, produces and sells specialty chemical products and automotive service equipment and distributes, primarily in southern California, locks and hardware products manufactured by others. The Company also sells vehicle service contract programs for new and used automobiles and light trucks.

   Certain Company Projections. During the course of discussions between representatives of the Purchaser and the Company, the Company provided the Purchaser or its representatives with certain non-public business and financial information about the Company. This information included the following projections of net sales and net income for the Company for the years ending December 31, 2000 through 2004:

                                               2000   2001   2002   2003   2004
                                              ------ ------ ------ ------ ------
                                                        (In Millions)
Net Sales.................................... $600.7 $661.3 $737.2 $822.0 $920.8
Net Income...................................   36.9   46.9   55.7   65.8   77.7

   The Company has advised the Purchaser that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to the Purchaser. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser that its internal financial forecasts (upon which the projections provided to the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company with respect to industry performance, forecasting on general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and expected debt payments, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of the Purchaser, Merger Sub, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of the Purchaser, Merger Sub, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   Available Information. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. The Company's common stock is traded on the NYSE. Reports, proxy statements and other information concerning the Company should also be available for inspection at the NYSE's offices located at 20 Broad Street, New York, New York 10005.

   Although neither the Purchaser nor Merger Sub has any knowledge that any such information is untrue, neither the Purchaser nor Merger Sub takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser and Merger Sub

   The Purchaser was incorporated in Ohio in 1938. Its principal executive offices are located at 6035 Parkland Boulevard, Cleveland, Ohio 44124, telephone (216) 896-3000. The Purchaser is a leading worldwide full-line manufacturer of motion control products, including fluid power systems, electromechanical controls and related components. Fluid power involves the transfer and control of power through the medium of liquid, gas or air, in hydraulic, pneumatic and vacuum applications. Fluid power systems move and position materials, control machines, vehicles and equipment and improve industrial efficiency and productivity. Components of a simple fluid power system include a pump or compressor which generates pressure, valves which control the fluid's flow, an actuator which translates the pressure in the fluid into mechanical energy, a filter to insure proper fluid condition and numerous hoses, couplings, fittings and seals. Electromechanical control involves the use of electronic components and systems to control motion and precisely locate or vary speed in automation applications. In addition to motion control products, the Purchaser also is a leading worldwide producer of fluid purification, fluid flow, process instrumentation, air conditioning, refrigeration, and electromagnetic shielding and thermal management products.

   Merger Sub's principal executive offices are located care of Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124. Merger Sub is a newly formed Delaware corporation and a wholly owned subsidiary of the Purchaser. Merger Sub has not conducted any business other than in connection with the Offer and the Merger.

   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of the Purchaser and Merger Sub are set forth in Schedule I to this document.

   The Purchaser is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Purchaser's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Purchaser's securities, any material interests of such persons in transactions with the Purchaser and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Purchaser's stockholders and filed with the SEC. Such reports, proxy statements and other information may be inspected and copied at the SEC's public reference facilities and should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. Such materials may be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov.

   Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither the Purchaser nor Merger Sub nor, to the knowledge of the Purchaser or Merger Sub, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of the Purchaser or Merger Sub or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither the Purchaser nor Merger Sub nor, to the knowledge of the Purchaser or Merger Sub, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither the Purchaser nor Merger Sub nor, to the knowledge of the Purchaser or Merger Sub, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) there have been no transactions which would require reporting under the rules and regulations of the SEC between the Purchaser or Merger Sub or any of their respective subsidiaries or, to the knowledge of the Purchaser or Merger Sub, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) there have been no contacts, negotiations or transactions between the Purchaser or Merger Sub or any of their respective subsidiaries or, to the knowledge of the Purchaser or Merger Sub, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Neither the Purchaser nor Merger Sub nor any of the persons listed in Schedule I hereto makes any recommendation to the stockholders of the Company regarding the Offer.

10. Background of the Offer; Past Contacts or Negotiations with the Company

   On December 20, 1999, Nick Vande Steeg, the President of the Purchaser's Seal Group, called James Carroll, the Chairman of the Board and Chief Executive Officer of the Company, and arranged for a lunch meeting for January 20, 2000 with Mr. Carroll, Duane E. Collins, the Chief Executive Officer and Chairman of the Purchaser, and Mr. Vande Steeg.

   On January 20, 2000, Mr. Collins and Mr. Vande Steeg met in Irvine, California with Mr. Carroll to discuss in general terms the Company's interest in a possible business combination involving the Company and the Purchaser. During the meeting, Mr. Carroll gave Mr. Collins and Mr. Vande Steeg a general overview of the Company's subsidiary, Wynn's-Precision, Inc., and Mr. Collins described the Purchaser's future prospects. In late January, 2000, Mr. Carroll contacted Mr. Vande Steeg to inform him that the Company had an interest in exploring a business combination. On February 7, 2000, the Company and the Purchaser entered into a confidentiality agreement.

   On February 18, 2000, representatives of the Company and the Purchaser attended a meeting in Irvine, California at which representatives of the Company discussed in general the Company's business, prospects, technology, products and financial condition. Mr. Carroll and Seymour A. Schlosser, the Vice President--Finance and Chief Financial Officer of the Company, attended the meeting on behalf of the Company and Mr. Vande Steeg, Michael J. Hiemstra, the Purchaser's Vice President--Finance and Administration and Chief Financial Officer, and James Miserendino, the Vice President and Controller of the Purchaser's Seal Group, attended the meeting on behalf of the Purchaser. As a result of the February 18 meeting, the parties decided to schedule a meeting for mid-March, at which time the three financial officers present at the February 18 meeting would discuss in greater detail the historical results, current performance and future forecasts of the Company.

   On March 16, 2000, Mr. Schlosser, on behalf of the Company, and Messrs. Hiemstra and Miserendino, on behalf of the Purchaser, attended a meeting in Irvine, California. At that meeting, representatives of the Purchaser and the Company engaged in preliminary discussions about the historical results, current performance and future forecasts of the Company and potential values and valuation processes. At that meeting, the parties agreed to meet again in April with the chief executive officers of each company.

   During late March and early April, representatives of the Purchaser and the Company continued their discussions regarding a possible business combination involving the Purchaser and the Company, including more extensive discussions regarding the Purchaser's valuation of the Company. The Purchaser suggested a preliminary valuation of $22.00 per share.

   On April 6, 2000, the Purchaser's Board of Directors held a regularly scheduled meeting at which Purchaser's management updated the Board regarding the status of discussions with the Company.

   On April 12, 2000, Messrs. Collins, Vande Steeg, Hiemstra and Miserendino, on behalf of the Purchaser, and Messrs. Carroll, Schlosser and John Halenda, the President of Wynn's-Precision, Inc., on behalf of the Company, met in Nashville, Tennessee. At that meeting, the Company's representatives made comprehensive presentations regarding the Company's business, prospects, technology, products and financial condition.

   On April 20, 2000, Mr. Collins telephoned Mr. Carroll to discuss the Purchaser's valuation of the Company. Mr. Collins indicated that Purchaser had raised its preliminary valuation to $24.00 per share depending upon the results of Purchaser's valuation work related to the Company's Specialty Chemicals Division.

   On April 24, 2000, Messrs. Collins and Carroll met for dinner in Nashville, Tennessee to further discuss the Purchaser's intentions with respect to a business combination involving the Company.

   On April 26, 2000, the Company's Board of Directors held a telephonic meeting at which the Company's senior management advised the Company's Board of the Purchaser's verbal expression of interest in pursuing a business combination with the Company. The Company's Board authorized the Company's senior management to pursue discussions with the Purchaser and to commence the due diligence process with Purchaser. After the April 26 meeting of the Company's Board, the Company engaged J.P. Morgan to act as its financial advisor and the parties began to schedule due diligence meetings.

   On May 4, 2000, the Purchaser engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its financial advisor.

   On May 10, 2000, the Company's Board of Directors held a regularly scheduled meeting at which they received an update on the status of discussions with Purchaser and a preliminary report from J.P. Morgan with respect to Purchaser's verbal expression of interest in acquiring the Company. The Company's Board of Directors authorized senior management and J.P. Morgan to continue discussions with the Purchaser.

   On May 11 through May 19, 2000, representatives of the Purchaser and Morgan Stanley engaged in extensive due diligence meetings with representatives of the Company and J.P. Morgan regarding, among other things, environmental, financial and litigation matters. On May 19, 2000, the Purchaser provided the Company and the Company's legal counsel with the initial draft of the Merger Agreement.

   On May 22, 2000, members of the Purchaser's due diligence team and representatives of Morgan Stanley met with members of the Purchaser's management to discuss the status of the due diligence performed by the Purchaser. Based on these discussions, Mr. Collins met with Mr. Carroll on May 22, 2000 regarding the Purchaser's preliminary offer price per share. Mr. Collins advised Mr. Carroll that based on the results of its valuation work related to the Company's Specialty Chemicals Division, the Purchaser would be willing to proceed at a price of $22.00 per share. Thereafter, J.P. Morgan, on behalf of the Company, and Morgan Stanley, on behalf of the Purchaser, engaged in additional discussions concerning the proposed offer price per share and related matters.

   From June 3 through June 5, 2000, the Purchaser engaged in additional due diligence activities with respect to the Company and its facilities. On June 5, 2000, members of the Purchaser's management team met to discuss the results of the additional due diligence activities. Thereafter, management of the Purchaser and the Company continued discussions regarding the price per share, with the representatives agreeing to request that their Boards of Directors consider a price per Share of $23.00 subject to negotiation of the definitive merger agreement and the receipt of further input and advice from the parties' respective financial advisors.

   Beginning on June 6, 2000 and continuing through June 13, 2000, the parties continued to discuss the economic terms of the proposed transaction, negotiated the terms of the Merger Agreement and the Purchaser finalized its due diligence review of the Company.

   The Purchaser's Board of Directors met on June 8, 2000. At that meeting, the Purchaser's directors were advised of, among other things, the status of the negotiations regarding the Merger Agreement, including the terms of the proposed Offer.

   The Company's Board of Directors met on June 9, 2000. At that meeting, the Company's directors were advised of, among other things, the status of the negotiations regarding the Merger Agreement, including the terms of the proposed Offer. J.P. Morgan also provided a preliminary analysis supporting its draft fairness opinion.

   On June 13, 2000, the Purchaser's Board of Directors met and unanimously approved the Offer, the Merger Agreement, the Merger and the transactions contemplated thereby and authorized its officers to execute the Merger Agreement.

   On June 13, 2000, the Company's Board of Directors met and unanimously approved the Offer, the Merger Agreement, the Merger and the transactions contemplated thereby. The Company's Board of Directors also unanimously resolved to recommend that the stockholders of the Company tender their Shares to the Purchaser and vote for the adoption of the Merger Agreement and authorized its officers to execute the Merger Agreement. J.P. Morgan delivered its written fairness opinion to the Company's Board of Directors at this meeting.

   On June 13, 2000, after the approval of the Company's and the Purchaser's Boards of Directors, the parties signed the Merger Agreement. A joint press release announcing the signing of the Merger Agreement was issued on June 13, 2000. See page 20 for a description of the Merger Agreement.

11. Purpose of the Offer; The Merger Agreement; Stockholder Tender Agreement; Consulting Agreement; Statutory Requirements; Appraisal Rights; Plans for the Company

Purpose of the Offer

   The purpose of the Offer is to enable the Purchaser to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.

The Merger Agreement

   The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the SEC as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

   The Offer. The Merger Agreement contemplates the commencement of the Offer and prescribes conditions to consummation of the Offer. The Merger Agreement provides that, without the prior written consent of the Company, Merger Sub may not and the Purchaser shall cause Merger Sub not to (i) decrease the amount offered per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer,
(iii) amend or waive the Minimum Condition, or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. If on the initial Expiration Date, which shall be 20 business days following commencement of the Offer, all conditions to the Offer shall not have been satisfied or waived, Merger Sub may extend the Expiration Date for an additional period or periods as it may determine to the extent necessary to permit such conditions to be satisfied; provided, however, that the Expiration Date may not be extended beyond Tuesday, August 15, 2000, except with the written consent of the Company. In addition, the Merger Agreement provides that the Purchaser may cause Merger Sub, without the consent of the Company, to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act. Merger Sub will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date of the Offer. The Merger Agreement also provides that, if at any scheduled Expiration Date of the Offer, the applicable waiting period under the HSR Act or any other material competition law has not expired or has not been terminated, the Purchaser and Merger Sub shall extend the Offer from time to time (each such extension not to exceed ten business days after the previously scheduled Expiration Date, unless the parties otherwise agree, provided, that each party shall have the right to terminate the Merger Agreement if the Offer is not completed by December 15, 2000), subject to any right of the Purchaser, Merger Sub or the Company to terminate the Merger Agreement pursuant to the terms hereof.

   The Company made representations and warranties to the Purchaser in the Merger Agreement that (a) the Company's Board of Directors, at a meeting duly called and held, (i) unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval being sufficient to render each of (y) Section 203 of the DGCL and (z) Article Ninth of the Company's Certificate of Incorporation inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger), (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and
(b) J.P. Morgan, the Company's financial advisor, rendered its written opinion to the Company's Board of Directors that the consideration to be received by the holders of Shares and options of the Company pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

   The Merger Agreement provides that promptly upon the purchase by Merger Sub of Shares pursuant to the Offer, and from time to time thereafter, the Purchaser is entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to at least that number of directors equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors so elected pursuant to such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding. At such times, if requested by the Purchaser, the Company will also cause each committee of the Company's Board of Directors to include persons designated by the Purchaser constituting the same percentage of each such committee as the Purchaser's designees are of the Company's Board of Directors. The Company shall, upon request by the Purchaser, promptly increase the size of the Company's Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Company's Board of Directors and shall cause the Purchaser's designees to be so elected; provided, however, that, in the event that the Purchaser's designees are appointed or elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of the Purchaser (one or more of such directors, the "Independent Directors"); provided, further, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, stockholder, affiliate or associate of the Purchaser, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement.

   The Merger. The Merger Agreement provides that, at the Effective Time, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation.

   Unless otherwise determined by the Purchaser prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company will be amended to be in the form of the Certificate of Incorporation of Merger Sub, as in effect immediately before the Effective Time, and will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and of applicable law. The By-Laws of Merger Sub in effect immediately before the Effective Time will be the By-Laws of the Surviving Corporation until amended, as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

   The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of their death, resignation or until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy exists on the board of directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereupon be filled in a manner provided by applicable law.

   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, or any holder of Shares or shares of Merger Sub, each Share issued and outstanding immediately before the Effective Time (other than (A) Shares held by the Purchaser, any direct or indirect wholly owned subsidiary of the Purchaser or, in the treasury of the Company, which will be canceled and extinguished immediately before the Effective Time and (B) Dissenting Shares) will be canceled and extinguished and will be converted into the right to receive $23.00 net per Share in cash, payable to the holder thereof, without interest thereon (the "Per Share Amount"), upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that, (i) reasonably promptly after Merger Sub purchases Shares pursuant to the Offer constituting a majority of the outstanding Shares on a fully diluted basis with respect to all options other than the options of certain specified directors and (ii) immediately prior to the Effective Time with respect to the options of such specified directors, the Company shall cause each then outstanding option granted under any of the Company's stock option plans (the "Option Plans") specified in the disclosure schedules to the Merger Agreement (the "Options"), whether or not then exercisable or vested, to be acquired by the Company for cancellation in consideration of payment to the holders of such Options of an amount in respect thereof equal to the product of (A) the excess if any, of the Per Share Amount over the per share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes); provided, that the Company shall obtain any consents required of holders of Options to effect the foregoing and shall use all reasonable efforts to satisfy Rule 16b-3(e) promulgated under the Exchange Act without incurring any liability in connection therewith. As promptly as practicable following Merger Sub's purchase of a majority of the outstanding Shares on a fully diluted basis, the Purchaser shall provide the Company with the funds necessary to satisfy the foregoing obligations.

   The Company has agreed pursuant to the Merger Agreement that it shall cause the Option Plans to terminate as of the Effective Time and shall ensure that following the Effective Time no person, including any holder of Options or any participant in the Option Plans, will have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

   The Merger Agreement provides that immediately prior to the date the Offer is completed, the Company will cause (i) all shares of restricted stock issued to employees under any stock compensation plans or programs and (ii) shares accruing under the Option Plans based on stock option exercises occurring prior to the announcement of the transactions contemplated by the Merger Agreement to become fully vested. The Merger Agreement provides that the Offer will be made with respect to the Company's restricted shares and performance shares.

   The Merger Agreement provides that no Options shall be offered to employees of the Company and its subsidiaries for the year commencing on January 1, 2001 under the Company's employee stock purchase plan. If the Offer is completed prior to December 31, 2000, then the options granted under such plan effective January 1, 2000 shall be deemed fully vested with respect to the number of shares attributable to employee deductions through the last payroll period ending before the date the Offer is completed. The Company shall then cancel such options in exchange for the payment described in the third preceding paragraph.

   The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, following the purchase of and payment for Shares by Merger Sub pursuant to the Offer, the Company shall
(i) promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene a special meeting of its stockholders, (ii) use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger, if necessary, and (iii) take all other action necessary or, in the reasonable opinion of the Purchaser, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger. The Purchaser has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then directly or indirectly beneficially owned by it in favor of the approval of the Merger.

   The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser, Merger Sub or any other subsidiary of the Purchaser acquires at least 90% of the outstanding Shares of the Company pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by Merger Sub pursuant to the Offer without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL. Additionally, pursuant to the Merger Agreement, the Purchaser has agreed that if the Merger Agreement is terminated in accordance with its terms, the Purchaser will cause the stockholders' Shares to be promptly returned to the stockholders.

   Representations and Warranties of the Company. Pursuant to the Merger Agreement, the Company has made representations and warranties with respect to, among other things, (i) the organization, corporate powers and qualifications of the Company and each of its significant subsidiaries; (ii) the capitalization of the Company and its significant subsidiaries; (iii) the corporate power and authority to enter into the Merger Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations thereunder; (iv) due authorization of the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware law; (v) the absence of any conflicts between the Merger Agreement and the transactions contemplated thereby with its Certificate of Incorporation or By-laws, or any applicable statute, law, rule, regulation, order, ordinance, code, judgment, decree, permit or license, contracts or instrument; (vi) the absence with certain specified exceptions of required waivers, consents or approvals; (vii) the filing of and the accuracy of the documents filed with the SEC as of the time such documents were filed;

(viii) the Company's financial statements and the financial position of the Company and its subsidiaries; (ix) the compliance of the Company and its subsidiaries with certain laws, including those relating to the protection of the environment and any employee benefit laws; (x) required permits, licenses, variances, exemptions, orders, registrations and approvals of governmental authorities for the conduct of business by the Company and its subsidiaries;
(xi) the receipt of an opinion from J.P. Morgan; (xii) the absence of certain litigation; (xiii) certain asbestos-related litigation; (xiv) the accuracy and completeness as of certain times of the information supplied by the Company in connection with the Offer and any document to be filed with the SEC or any other governmental authority in connection with the transactions contemplated by the Merger Agreement; (xv) action taken by the Board of Directors to render
Section 203 of the DGCL and Article Ninth of the Company's Certificate of Incorporation inapplicable to the Offer, the Merger, the Merger Agreement, and any of the transactions contemplated thereby; (xvi) employee benefit plans;
(xvii) patents, trademarks and other intellectual property; (xviii) certain tax returns required to be filed and certain taxes required to be paid by the Company and its subsidiaries; (xix) the absence of certain events since December 31, 1999, including that there has not been any change in or effect on the business of the Company that could reasonably be expected to have a materially adverse effect on the business or financial condition or results of operations of the Company and its subsidiaries taken as a whole (except to the extent that such change, event or effect is attributable to or results from changes in general economic conditions or securities markets in general, general changes in the industries in which the Company and its subsidiaries operate or the effect of the public announcement or pendency of the transactions contemplated by the Merger Agreement) (a "Company Material Adverse Effect"); (xx) the vote required by the stockholders of the Company to approve the Merger and the transactions contemplated by the Merger Agreement;
(xxi) transactions with certain affiliates; (xxii) certain contractual obligations; (xxiii) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to fees payable to J.P. Morgan);
(xxiv) insurance; and (xxv) the Rights Agreement, dated as of March 3, 1989, as amended and supplemented.

   Representations and Warranties of the Purchaser and Merger Sub. Pursuant to the Merger Agreement, the Purchaser and Merger Sub have made representations and warranties with respect to, among other things, (i) the organization, corporate powers and qualifications of the Purchaser and Merger Sub; (ii) the corporate power and authority of the Company and Merger Sub to execute and deliver the Merger Agreement and to consummate the transactions contemplated thereby; (iii) the absence of any conflicts between the Merger Agreement and the transactions contemplated thereby with Merger Sub's or the Purchaser's charter documents or certain laws, regulations, agreements, contracts or other instruments and obligations; (iv) the absence of any unspecified required consents or notices; (v) the accuracy of information supplied by the Purchaser, Merger Sub or their respective officers, directors and representatives to be contained in any proxy statement to be sent to the Company's stockholders; (vi) the absence of brokerage or finders fees or commissions payable in connection with the Merger Agreement and the transactions contemplated thereby (other than with respect to the fees payable to Morgan Stanley); and (vii) the availability to the Purchaser and Merger Sub of funds for the Offer.

   Covenants. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, to, except as set forth in the disclosure schedules to the Merger Agreement or unless the Purchaser otherwise consents, conduct their operations only in the ordinary course of business in a manner consistent with past practice in compliance in all material respects with all applicable laws and obligates the Company to use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of their present officers, employees and consultants and to preserve the goodwill of those having significant business relationships with the Company. The Merger Agreement also contains specific covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) except as set forth in the disclosure schedules to the Merger Agreement: (i) adopt any amendment to its Certificate of Incorporation or By-Laws or comparable organizational documents; (ii) (A) declare, set aside or pay any dividends or other distribution whether in cash, securities or property with respect to its capital stock, other than the payment of quarterly cash dividends not in excess of $0.07 per share in accordance with past practices; (B) split, combine or reclassify any of its capital stock; (C) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries, other than the issuance of Shares in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement and previously disclosed to the Purchaser in writing; (D) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than except, in each case, under lines of credit existing on the date of the Merger Agreement or in connection with capital expenditures permitted by the Merger Agreement; (E) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities except as required by and in accordance with restricted stock award agreements existing on the date of the Merger Agreement; or (F) enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect (i) any Material Contract or (ii) certain identified contracts except, in each case, in the ordinary course of business consistent with past practice, provided, that the limitations set forth in clauses (A) through (F) of this paragraph shall not apply to any transaction between the Company and its subsidiaries; (iii) except for normal increases in the ordinary course of business consistent with past practice or pursuant to employment contracts in effect as of the date of the Merger Agreement (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any employee; (B) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable to or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program, agreement or arrangement; or (C) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements and as disclosed in the Merger Agreement, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (iv) change in any material manner the accounting principles used by it unless required by GAAP (or, if applicable with respect to the subsidiaries, foreign generally accepted accounting principles); (v) acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the permitted capital expenditures and purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (vi) except as disclosed in the Merger Agreement, sell, lease, license, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except (A) as set forth in the Merger Agreement and (B) for immaterial assets and inventory in the ordinary course of business consistent with past practice; (vii) enter into commitments for capital expenditures in excess of $1,000,000 in the aggregate, except as may be necessary for maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business or as previously disclosed in the capital plan of the Company provided to the Purchaser; (viii) release any third party from its obligations (A) under any existing standstill agreement or arrangement relating to a proposed Acquisition Proposal (as defined herein), unless the Company's Board of Directors determines in good faith, after consultation with its outside counsel (who may be its regularly engaged outside counsel), that the failure to do so would result in a breach of its fiduciary duties under applicable law, or (B) otherwise under any confidentiality or other similar agreement, except for modifications of any such obligations under existing commercial arrangements in the ordinary course of business consistent with past practice;
(ix) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien any of its properties or assets, except in the ordinary course of business consistent with past practice; (x) compromise, settle, grant any waiver or release relating to or otherwise adjust any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment (A) in the ordinary course of business consistent with past practice, or (B) involving a payment by the Company or any of its subsidiaries not in excess of $250,000 in the aggregate, or (C) set forth in the Merger Agreement, following prior notice to and consultation with the Purchaser; (xi) make or rescind any express or deemed election or settle or compromise any material claim or material action relating to U.S. federal, state or local taxes or change any of its material methods of accounting or of reporting income or deductions for U.S. federal income tax purposes, except in the ordinary course of business consistent with past practice; (xii) make any loans, advances or capital contributions to, or investments in, any other person, except as described in the Merger Agreement and except for loans, advances or capital contributions or investments between any wholly owned subsidiary of the Company or another of its wholly owned subsidiaries, and except for employee advances for expenses in the ordinary course of business consistent with past practice; and
(xiii) enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

   Access to Information. The Merger Agreement provides that, until the Effective Time, the Company will (and will cause each of its subsidiaries, officers, directors, employees, auditors and agents to) give the Purchaser and its representatives reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to the books and records of the Company and its subsidiaries, and all financial, operating and other data and information as Merger Sub or the Purchaser reasonably request, subject to Merger Sub and the Purchaser maintaining the confidentiality of any non-public information disclosed to them. The Merger Agreement also provides that if the Merger Agreement is terminated, the Purchaser and Merger Sub must return all documents furnished to the Purchaser or Merger Sub in connection with the transactions contemplated by the Merger Agreement (other than documents filed with the SEC or that are otherwise publicly available).

   Commercially Reasonable Efforts; Cooperation. The parties have agreed to use their commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, to use their commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act (and similar laws of other jurisdictions), to defend any lawsuits or other proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, to execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. The parties also agreed to cooperate in responding to inquiries from, and making presentations to, regulatory authorities. For purposes of the Merger Agreement, "commercially reasonable efforts" shall not be deemed to require either the Purchaser or Merger Sub to take actions with respect to the defense of any lawsuit or proceeding challenging the Merger Agreement or the transactions contemplated thereby in connection with any competition laws except in its sole discretion or to agree to, or proffer to, divest or hold separate any assets or any portion of any business of the Purchaser, Merger Sub, or the Company or any of their respective subsidiaries.

   Public Announcements. The Merger Agreement provides that the Company and the Purchaser will consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer or the Merger and not issue any press release or make any public statement prior to such consultation, unless required by applicable law or applicable stock exchange rules.

   Employee Benefit Arrangements. With respect to employee benefit matters, the Merger Agreement provides that the Company shall adopt such amendments to its benefit plans as reasonably requested by the Purchaser and as may be necessary to ensure that its benefit plans cover only employees and former employees (and their dependents and beneficiaries) of the Company and any of its subsidiaries following the consummation of the transactions contemplated by the Merger Agreement. With respect to any Shares held by any Company benefit plan as of the date of the Merger Agreement or thereafter, the Company shall take all actions necessary or appropriate (including such actions as are reasonably requested by the Purchaser) to ensure that all participant voting procedures contained in the Company benefit plans relating to such Shares, and all applicable provisions of ERISA, are complied with in all material respects.

   The Merger Agreement also provides that the Purchaser shall cause the Company and its subsidiaries (or their successors) to continue to provide, for a period of one year following the Effective Time, compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits provided to the employees of the Company and its subsidiaries immediately prior to the Effective Time. The Purchaser has agreed that at all times following the Effective Time, to cause each of the employee benefit plans and programs covering individuals who were employees of the Company and its subsidiaries before the Effective Time to recognize service performed as an employee of the Company or a subsidiary prior to the Effective Time. The

Purchaser has agreed that it will recognize such service for purposes of determining each such individual's eligibility, vesting and rate of benefit accrual, but the Purchaser shall not be required to cause such plans or programs to credit such individuals with benefits for services performed prior to the Effective Time.

   The Purchaser has also agreed under the Merger Agreement to cause any successor to the Company resulting from the transactions contemplated by the Merger Agreement to adopt the Company's 1998 Supplemental Benefit Plan so that payment of the benefits earned by participants in such benefit plan up to the Effective Time shall not be accelerated.

   Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers, employees and agents of the Company or each of its subsidiaries (collectively, the "Indemnified Parties") as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will be assumed by the Purchaser and the Purchaser will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. The Purchaser also agreed that from and after the Effective Time and for a period of not less than six years thereafter, the Purchaser must, and will cause the Surviving Corporation to, indemnify and hold harmless any and all Indemnified Parties to the full extent such persons may be indemnified by the Company or such subsidiaries, as the case may be, pursuant to applicable law, their respective certificates or articles of incorporation or by-laws (or other organizational documents) or pursuant to indemnification agreements as in effect on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time. The Purchaser also agreed that, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of the Purchaser or the Surviving Corporation will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) of the Purchaser. Additionally, the Purchaser has agreed that, notwithstanding any other provision contained in the Merger Agreement, the provisions of the Merger Agreement relating to indemnification of officers and directors (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

   The Merger Agreement provides further that for at least six years after the Effective Time, the Purchaser will, and will cause the Surviving Corporation to, maintain in effect officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy containing terms and conditions which are no less advantageous to the persons currently covered by such policies are insured than those in effect on the date of the Merger Agreement with respect to matters existing or occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its board of directors, for a cost not exceeding such amount. The Purchaser has agreed that these provisions will survive consummation of the Merger and be binding on and assumed by all successors and assigns of the Surviving Corporation.

   Transfer Taxes. The Merger Agreement provides that the Purchaser and the Company must cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any transfer taxes, real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). Additionally, the Merger Agreement provides that the Purchaser shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Shares, all Transfer Taxes.

   Additional Agreements. The Company, Merger Sub and the Purchaser have agreed to each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby. The Company, Merger Sub and the Purchaser have also agreed to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

   Notification of Certain Matters. The Purchaser and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any event which would be likely to cause either (A) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time or (B) any condition to the Offer to be unsatisfied in any material respect at any time from the date of the Merger Agreement to the date the Offer is completed and (ii) any material failure of the Company, Merger Sub or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Delivery of any such notice will not limit or otherwise affect the remedies available to the receiving party.

   No Solicitation. The Merger Agreement provides that the Company and its subsidiaries and their respective officers, directors, employees, representatives and agents will immediately cease all existing activities, discussions and negotiations, if any, with any parties conducted prior to the execution of the Merger Agreement with respect to any Acquisition Proposal and must request the return of all confidential information regarding the Company and its subsidiaries provided to any such parties after January 1, 1999 and prior to the date of the Merger Agreement pursuant to a confidentiality agreement executed in connection with or in contemplation of an Acquisition Proposal. The Merger Agreement further provides that the Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal that constitutes or reasonably may give rise to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding such Acquisition Proposal; provided, that at any time prior to the date on which Merger Sub accepts the Shares for payment under the terms of the Offer (the "Offer Completion Date"), the Company's Board of Directors may, in the exercise of its fiduciary obligations under Delaware Law as determined by the Company's Board of Directors in good faith, after consultation with its outside counsel (who may be its regularly engaged outside counsel) in response to an unsolicited written Acquisition Proposal, make such inquiries of the party making such unsolicited Acquisition Proposal as may be necessary to inform itself of the proposed terms and details of the Acquisition Proposal and, if the Company's Board of Directors reasonably believes that such Acquisition Proposal may lead to a Superior Proposal (as defined below) pursuant to a customary confidentiality agreement with terms not more favorable to such third party than the Confidentiality Agreement, by and between the Purchaser and the Company (the "Confidentiality Agreement") (excluding the standstill provisions contained therein), furnish information to, and negotiate or otherwise engage in discussions with, the third party who delivers such Acquisition Proposal. As used herein, (i) "Superior Proposal" means an Acquisition Proposal (A) that the Company's Board of Directors determines in its good faith judgment after consulting with and receipt of advice from J.P. Morgan (or any other nationally recognized investment banking firm), would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by the Purchaser in response to such Acquisition Proposal), (B) that is made by a person reasonably capable of completing such Acquisition Proposal, taking into account the legal, financial and regulatory aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (C) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's Board of Directors, is reasonably capable of being obtained by the person making the Acquisition Proposal, and (ii) "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues or assets of the Company and its subsidiaries taken as a whole, or (B) direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues or assets of the Company and its subsidiaries taken as a whole, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues or assets of the Company and its subsidiaries taken as a whole, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues or assets of the Company and its subsidiaries taken as a whole, other than the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Company shall promptly (but in any event within one calendar day) advise the Purchaser in writing of (i) the receipt, directly or indirectly, of any inquiries or proposals indicating that a person is considering making an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved), (ii) any determination by the Company's Board of Directors as to any Acquisition Proposal as contemplated by the proviso to the second sentence of this paragraph, and (iii) any discussions or negotiations with any party making an Acquisition Proposal (or its representatives) relating to such Acquisition Proposal. Additionally, the Company must promptly (but in any event within one calendar day) (i) furnish to the Purchaser a copy of any written proposals relating to a possible Acquisition Proposal and copies of any written information provided to or by any third party relating thereto to the extent such information has not previously been provided to the Purchaser, and (ii) advise the Purchaser in writing of any material changes to the terms and conditions of any Acquisition Proposal.

   Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the closing date of the Merger of each of the following conditions (any or all of which may be waived by the parties to the Merger Agreement in writing, in whole or in part, to the extent permitted by applicable law): (i) Merger Sub shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser and Merger Sub to effect the Merger if Merger Sub fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement; (ii) if required by Delaware Law, the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company; and (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or restraining, enjoining or otherwise prohibiting or materially restricting the consummation of the Merger; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser and Merger Sub to effect the Merger if the Purchaser's or Merger Sub's failure to comply with its obligations relating to using its commercially reasonable efforts and cooperation to take actions necessary to consummate the transactions contemplated by the Merger Agreement, materially contributed to the issuance of any such judgment, writ, decree, order or injunction.

   The obligations of the Purchaser and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the condition that prior to the Effective Time, the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time.

   Termination and Fees. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after stockholder approval: (i) by mutual written consent of the Purchaser's Board of Directors and the Company's Board of Directors; or (ii) by either the Purchaser or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling shall have become final and appealable; provided, that no party may terminate the Merger Agreement under this clause (ii) if such party's failure to fulfill any of its obligations under the Merger Agreement shall have materially contributed to the issuance of any such order, decree or ruling; or (iii) by either the Purchaser or the Company if the Offer has not been consummated by August 15, 2000 (or, if a request for additional information is received from a governmental authority pursuant to the HSR Act, within 40 calendar days after compliance with such request for additional information but in no event later than December 15, 2000); provided, that no party may terminate the Merger Agreement pursuant to item (iii) above if such party's failure to fulfill any of its obligations under the Merger Agreement shall have been the reason that the Offer shall not have been consummated on or before said date; or (iv) by the Company (a) if there shall be a material breach of any of the Purchaser's or Merger Sub's representations or warranties under the Merger Agreement, which breach is not curable or if curable, shall not have been cured within 30 calendar days of the receipt of written notice thereof by the Purchaser or Merger Sub from the Company, (b) if there shall have been a material breach on the part of the Purchaser or Merger Sub of any of their respective covenants or agreements under the Merger Agreement which breach is not curable or if curable, shall not have been cured within 30 calendar days of the receipt of written notice thereof by the Purchaser or Merger Sub from the Company, or (c) in accordance with the procedures set forth in the Merger Agreement relating to termination of the Merger Agreement where there is a Superior Proposal; or
(v) by the Purchaser if (a) there shall be a material breach of any of the Company's representations or warranties in the Merger Agreement relating to capitalization, (b) there shall be a material breach of any of the Company's other representations or warranties contained in the Merger Agreement (without giving effect to any materiality or material adverse effect qualifications contained in the Merger Agreement), except for such breach that would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, or (c) there shall have been a material breach by the Company of any of its material covenants or agreements under the Merger Agreement, which breach, in the case of each of clauses (a), (b) and
(c) above, is not curable or if curable, shall not have been cured within 30 calendar days of the receipt of written notice thereof by the Company from the Purchaser or Merger Sub; or (vi) by the Purchaser, at any time prior to the Offer Completion Date, if (A) the Company's Board of Directors shall have (a) withdrawn or modified in a manner adverse to the Purchaser and Merger Sub its recommendation or approval of the Merger Agreement, the Offer or the Merger,
(b) recommended or approved, or proposed publicly to recommend or approve, a third-party Acquisition Proposal, (c) caused or authorized the Company or any of its subsidiaries to enter into an Acquisition Agreement, or (d) resolved or publicly disclosed any intention to take any of the foregoing actions, or (B) any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Purchaser, Merger Sub or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding Shares (either on a primary or a fully diluted basis); or (vii) by either the Purchaser or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Merger Sub as a result of any failure of the conditions of the Offer.

   The Merger Agreement provides that in the event of termination of the Merger Agreement and the abandonment of the Merger and the other transactions contemplated by the Merger Agreement, the Company will pay to the Purchaser an amount equal to $13.0 million (the "Termination Fee") in any of the following circumstances: (i) the Merger Agreement is terminated at such time the Merger Agreement is terminable as described in clause (iv) (c) or clause (vi) of the preceding paragraph; or (ii) the Merger Agreement is terminated by either the Purchaser or the Company as described in clause (iii) of the preceding paragraph, and (a) at the time of such termination, the Minimum Condition shall not have been satisfied, (b) at the time of such termination, the Company shall not have the right to terminate the Merger Agreement as described in clauses (iv)(a) or (b) of the preceding paragraph, (c) prior to such termination, an Acquisition Proposal involving at least 50% of the assets of the Company and its subsidiaries, taken as a whole, or 50% of any class of equity securities of the Company (any such Acquisition Proposal, a "Competing Proposal"), is (y) publicly disclosed or has been made directly to stockholders of the Company generally or (z) any person (including without limitation the Company or any of its subsidiaries) publicly announces an intention (whether or not conditional) to make such a Competing Proposal, and
(d) prior to the termination of the Merger Agreement or within twelve months after the termination of the Merger Agreement, the Company or any subsidiary thereof enters into an Acquisition Agreement providing for a Competing Proposal (any such agreement, a "Competing Proposal Agreement") or the transactions contemplated by a Competing Proposal are consummated; or (iii) the Merger Agreement is terminated by either the Purchaser or the Company as described in clause (vii) of the preceding paragraph, and (a) at the time of such termination, the Minimum Condition shall not have been satisfied, (b) at the time of such termination, the Company shall not have the right to terminate the Merger Agreement as described in clauses

(iv) (a) or (b) of the preceding paragraph, (c) prior to such termination, an event as described in clause (ii) (c) of this paragraph (a "Takeover Proposal Event") shall have occurred and (d) prior to the termination of the Merger Agreement or within twelve months after the termination of the Merger Agreement, the Company or any subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated; or (iv) the Merger Agreement is terminated by the Purchaser as described in clause (v) of the preceding paragraph, and (a) prior to such termination, a Takeover Proposal Event shall have occurred; and (b) prior to the termination of the Merger Agreement or within twelve months after the termination of the Merger Agreement, the Company or a subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated.

   If a Termination Fee is payable pursuant to any of clauses (ii), (iii) or
(iv) of the preceding paragraph, then the Company will pay the Termination Fee to the Purchaser upon the signing of a Competing Proposal Agreement or, if no Competing Proposal Agreement is signed, then at the closing (and as a condition to the closing) of a Competing Proposal. Notwithstanding any other provision of the Merger Agreement, (i) in no event may the Company enter into a Competing Proposal Agreement, unless, prior thereto or concurrent therewith, the Company has paid any amount due under the provisions of the Merger Agreement providing for a termination fee, (ii) the Company may not terminate the Merger Agreement under clause (iv) (c) of the second preceding paragraph unless prior thereto it has paid all amounts due under the Merger Agreement to the Purchaser, (iii) all amounts due in the event that the Merger Agreement is terminated as described in clause (vi) of the second preceding paragraph and in circumstances in which the Company has not entered into a Competing Proposal Agreement will be payable promptly, but in no event more than two business days after request for such payment is made, and (iv) all amounts due under the provisions of the Merger Agreement providing for a termination fee will be paid on the date due in immediately available funds wire transferred to the account designated by the person entitled to such payment.

   The Merger Agreement further provides that, except as set forth above, all fees, costs and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses.

   Amendment. The Merger Agreement may be amended by the Company, the Purchaser and Merger Sub by action taken by each such party's Board of Directors at any time before the Effective Time and at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment will be made that reduces the amount or changes the type of consideration into which each Share will be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

   Extension; Waiver. At any time before the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and any other documents related thereto, and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties to the Merger Agreement of a breach of or a default under any of the provisions of the Merger Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Merger Agreement or to exercise any right or privilege under the Merger Agreement, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges under the Merger Agreement. The rights and remedies provided in the Merger Agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Stockholder Tender Agreement

   The following is a summary of the material terms of the Tender Agreement and is qualified in its entirety by reference to the copy of the Tender Agreement filed as an exhibit to the Schedule TO and incorporated herein by reference.

   In connection with the execution of the Merger Agreement, James Carroll, the Chairman of the Board and Chief Executive Officer of the Company, who beneficially owns 1,086,903 of the Shares (the "Carroll Shares"), has entered into the Tender Agreement with Merger Sub and the Purchaser.

   Tender of Shares. Mr. Carroll has agreed to tender (and not withdraw) all of the Carroll Shares pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer.

   Transfer of Shares. Mr. Carroll has agreed that during the term of the Tender Agreement, he will not (a) except as provided in the Tender Agreement, offer to sell, transfer, pledge, assign, hypothecate or otherwise dispose of or transfer any interest in or encumber with any lien, any of the Carroll Shares, (b) deposit the Carroll Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Carroll Shares or grant any proxy or power of attorney with respect to the Carroll Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of common stock or any other securities of the Company beneficially owned by Mr. Carroll.

   Grant of Proxy. Mr. Carroll has agreed to revoke any and all prior proxies with respect to the Carroll Shares that he may have made or granted prior to the Tender Agreement and has constituted and appointed the Purchaser, or any nominee of the Purchaser, with full power of substitution, during and for the term of the Tender Agreement, as his true and lawful attorney and proxy, for and in his name, place and stead, to vote each of such Carroll Shares, at any annual, special or adjourned meeting of the stockholders of the Company (including the right to sign his name (as stockholder) to any consent, certificate or other document relating to the Company permitted by the DGCL)
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the transactions contemplated thereby and by the Tender Agreement and (ii) against
(A) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (B) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of all or substantially all of the assets of the Company or one of its material subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in a majority of the persons who constitute the board of directors of the Company as of the date of the Tender Agreement; (b) any change in the capitalization of the Company or as of the date of the Tender Agreement any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to the date of the Tender Agreement; (c) any other material change in the Company's corporate structure or business; or (d) any other action that, in the case of each of the matters referred to in (3)(a), (b), (c) and (d), is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. The proxy is coupled with an interest, and Mr. Carroll has declared it to be irrevocable.

   Termination. The Tender Agreement will terminate on the earlier of (i) the purchase of all the Carroll Shares pursuant to the Offer or (ii) the date the Merger Agreement is terminated in accordance with its terms. In the event the Tender Agreement is terminated in accordance with its terms, the Purchaser has agreed to cause all of the Carroll Shares to be promptly returned to Mr. Carroll.

Consulting Agreement

   The Purchaser and James Carroll entered into a Consulting Agreement, dated as of June 13, 2000 (the "Consulting Agreement"), pursuant to which the Purchaser has agreed to retain Mr. Carroll as a consultant for a two-year period beginning on the consummation of the Merger. In consideration for his services, Mr. Carroll will receive an annual consulting fee of $300,000.

Statutory Requirements

   In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to the Company's Certificate of Incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights.

   The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without any action by or approval of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise Merger Sub acquires or controls the voting power of at least 90% of the Shares, Merger Sub could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

Appraisal Rights

   The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

   The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262, a copy of which is attached to the Purchaser's Schedule TO. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Plans for the Company

   If a majority of the outstanding Shares are purchased by Merger Sub pursuant to the Offer, the Purchaser may designate its representatives as a majority of the Company's Board of Directors. Following completion of the Offer and the Merger, the Purchaser intends to integrate the Company's seal operations with those of the Purchaser under the direction of the Purchaser's management. The Purchaser's principal reason for acquiring the Company is the strategic fit of the Company's seal operations with the Purchaser's seal operations. The Purchaser intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy. In addition, the Purchaser will be reviewing the Company's specialty chemical business to determine its plans with respect to such business.

12. Source and Amount of Funds

   The Offer is not conditioned on any financing arrangements.

   The total amount of funds required by Merger Sub to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $438.0 million.

Merger Sub plans to obtain all funds needed for the Offer and the Merger through capital contributions that will be made by the Purchaser, either directly or through one or more wholly owned subsidiaries of the Purchaser, to Merger Sub. The Purchaser currently anticipates that it will make a portion of these contributions through funds that it will receive under its commercial paper program, which is backed by existing revolving credit arrangements. In addition, the Purchaser has on file with the SEC an effective shelf registration statement, pursuant to which it may elect to issue debt securities prior to or following the consummation of the Offer. The proceeds of any such issuance might be used to finance or refinance all or a part of the consideration of the Offer.

   If Purchaser does not wish to or is unable to obtain the funds as outlined above, it will develop an alternative financing plan.

13. Certain Conditions of the Offer

   Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the number of Shares outstanding on a fully diluted basis (assuming the exercise of all outstanding options and any other rights to acquire common stock of the Company on the date of purchase and assuming the issuance of the Company's performance shares on the date of purchase) (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act and any extension thereof shall have expired or been terminated prior to the expiration of the Offer, and (iii) any other requisite waiting periods under any other material competition law shall have terminated or expired, or (B) if at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

     (a) there shall have been any action or proceeding brought or formally threatened by a governmental, regulatory or administrative authority, agency or commission of competent jurisdiction or any other person or entity (other than any action or proceeding brought by a person or entity other than a governmental, regulatory or administrative authority, agency or commission which if decided adversely would not reasonably be expected to cause a Company Material Adverse Effect) or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which would have the effect of (i) restraining or prohibiting the making or consummation of the Offer or the consummation of the Merger, (ii) prohibiting or restricting the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets, or compelling the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets, (iii) imposing material limitations on the ability of the Purchaser (or any of its affiliates and subsidiaries) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased by Merger Sub, including, without limitation, the right to vote the Shares purchased by Merger Sub on all matters properly presented to the stockholders of the Company, or (iv) imposing any material limitation on the ability of the Purchaser or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company or which would otherwise have a Company Material Adverse Effect; or

     (b) there shall be in effect any injunction, order, decree, judgment or ruling issued by a court of competent jurisdiction having any effect set forth in paragraph (a) above; or

     (c) the Merger Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

     (d) (i) (A) certain representations and warranties of the Company regarding the capitalization of the Company shall not be true and correct in all material respects when made or (B) any other representation or warranty made by the Company in the Merger Agreement shall not have been true and correct in all respects when made, or shall have ceased to be true and correct in all respects as of the Expiration Date (without giving effect to any materiality or material adverse effect qualifications contained therein) as if made as of such date (except to the extent such representations and warranties of the Company address matters only as a particular date, in which case as of such date) except for such failure to be true and correct that would not be reasonably expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect or
  (ii) as of the Expiration Date the Company shall not in all material respects have performed any obligation or agreement and complied with its material covenants to be performed and complied with by it under this Agreement; or

     (e) there shall have occurred (i) any suspension or limitation of trading in securities generally on the NYSE (not including any suspension or limitation of trading in any particular security as a result of computerized trading limits or any intraday suspension due to "circuit breakers") or any setting of minimum prices for trading on such exchange,
  (ii) any banking moratorium declared by the U.S. federal or New York authorities or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by commercial banks or other commercial lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

     (f) there shall have occurred any event that, individually or when considered together with any other matter, has had or would reasonably be likely in the future to have a Company Material Adverse Effect; or

     (g) the Company Board of Directors shall have (a) withdrawn or modified or changed (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to the Purchaser or Merger Sub, (b) publicly taken a position inconsistent with its recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to the Purchaser or Merger Sub, (c) approved or recommended any Acquisition Proposal, (d) caused the Company to enter into an Acquisition Agreement, or (e) resolved or publicly disclosed any intention to do any of the foregoing.

   The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of the Merger Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14. Certain Legal Matters; Required Regulatory Approvals

   Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the SEC and other information regarding the Company, neither the Purchaser nor Merger Sub is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Merger Sub's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Merger Sub pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained at all or without substantial conditions or that adverse consequences would not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, the Purchaser's, Merger Sub's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Merger Sub's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See the Introduction and Section 13 for a description thereof.

   State Takeover Laws. A number of states (including Delaware, which is the Company's state of incorporation) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Merger Sub believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a United States district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a United States district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a United States district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   Merger Sub has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company's Board of Directors has taken appropriate action to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. Merger Sub reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Merger Sub may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Merger Sub might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Merger Sub may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13.

   Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

   Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15 calendar day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. The Purchaser expects to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on or about June 23, 2000, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on July 8, 2000 (assuming a June 23, 2000 filing), unless earlier terminated by the FTC or the Antitrust Division or the Purchaser receives a request for additional information or documentary material prior thereto. If within such 15 calendar day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from the Purchaser, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by the Purchaser. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 10 calendar day waiting period may be terminated sooner by the FTC or the Antitrust Division.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Merger Sub pursuant to the Offer and the Merger. At any time before or after Merger Sub's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Purchaser, Merger Sub, the Company or any of their respective subsidiaries or affiliates. Pursuant to the Merger Agreement, the Purchaser and Merger Sub have agreed that they will take all necessary actions to comply with any second request from the Antitrust Division, but will not be required to agree to, or proffer to, divest or hold separate any assets or any portion of any business of the Purchaser, Merger Sub, or the Company or any of their respective subsidiaries or oppose or take actions with respect to the defense of any lawsuit or proceeding challenging the Merger Agreement or the transactions contemplated thereby in connection with any competition laws. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 13.

   Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, Merger Sub believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13.

   Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Merger Sub will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

15. Fees and Expenses

   Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Morgan Stanley is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Purchaser in connection with the acquisition of the Company. The Purchaser has agreed to pay Morgan Stanley reasonable and customary compensation for such services. The Purchaser has also agreed to reimburse Morgan Stanley for all out-of-pocket expenses incurred by Morgan Stanley, including fees and expenses of legal counsel and to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement, including certain liabilities under federal securities laws.

   The Purchaser has retained Georgeson Shareholder Communications Inc. to act as the Information Agent and National City Bank to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

16. Miscellaneous

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Merger Sub may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

   The Purchaser and Merger Sub have filed with the SEC a Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the SEC in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the SEC.

   No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of the Purchaser, Merger Sub, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          WI HOLDING INC.

June 22, 2000

                                  SCHEDULE I

       DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND MERGER SUB

                              The name, business address, present principal
                            occupation or employment and five-year employment
                              history of each of the directors and executive
                            officers of Purchaser are set forth below. Unless
                            otherwise indicated, the business address of each
                             such director and each such executive officer is
                             6035 Parkland Boulevard, Cleveland, Ohio 44124.
                              Unless otherwise indicated, all directors and
                           executive officers listed below are citizens of the
                                              United States.

                              Position with the Purchaser; Business Address;
                                Principal Occupation or Employment; 5-Year
                                            Employment History

                                              ----------------

                           Director since 1984. He is Chairman of the
Paul C. Ely, Jr. ........  Retirement Planning Committee and a member of the
                           Audit and Nominating Committees. Now retired, Mr. Ely was a General Partner of Alpha Partners (venture capital seed financing) from July 1989 to May 1998. Mr. Ely is also a Director of Tektronix, Inc. and The Sabre Group.

Peter W. Likins..........  Director since 1989. He is a member of the Audit,
                           Compensation and Management Development and
                           Nominating Committees. Dr. Likins is President of the University of Arizona. He was previously the President of Lehigh University from July 1982 to October 1997. Dr. Likins is also a Director of Consolidated Edison, Inc. and Comsat Corporation.

Wolfgang R. Schmitt......  Director since 1992. He is a member of the
                           Compensation and Management Development and
                           Nominating Committees. Mr. Schmitt is the Vice Chairman of Value America Inc. (on-line electronics and technology superstore). He was previously the Vice Chairman of Newell-Rubbermaid Inc. (consumer products) from April 1999 to August 1999 and the Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated (manufacturer of rubber and plastic products) from 1992 to April 1999. Mr. Schmitt is also a Director of Value America Inc. and Kimberly-Clark.

Debra L. Starnes.........  Director since 1997. She is a member of the
                           Compensation and Management Development, Nominating and Retirement Planning Committees. Ms. Starnes is the Senior Vice President, Intermediate Chemicals of Lyondell Petrochemical Company (petrochemical production). She was previously Senior Vice President, Polymers-Equistar Chemical (a joint venture majority owned by Lyondell) from December 1997 to July 1998; Senior Vice President, Polymers at Lyondell from May 1995 to December 1997; and Senior Vice President, Petrochemical Business Management and Marketing at Lyondell from May 1992 to May 1995.

John G. Breen............  Director since 1980. He is Chairman of the
                           Compensation and Management Development Committee and a member of the Nominating and Retirement Planning Committees. Mr. Breen is now retired. Mr. Breen was previously the Chairman of the Board (until October 1999) and Chief Executive Officer (until April 2000) of The Sherwin-Williams Company (paints and coatings). Mr. Breen is also a Director of National City Corporation, Mead Corporation and Goodyear Tire and Rubber Company.

Hector R. Ortino.........  Director since 1997. He is Chairman of the Audit
                           Committee and a member of the Nominating Committee. Mr. Ortino has been the President of Ferro Corporation (specialty materials) since February 1996 and has been Chief Executive Officer and Chairman of the Board of Ferro Corporation since April 1999. He was previously Chief Operating Officer of Ferro Corporation from February 1996 to April 1999 and was Executive Vice President and Chief Financial Administrative Officer of Ferro Corporation from May 1993 to February 1996. Mr. Ortino is also a Director of Bunge International.

Donald E. Washkewicz.....  Director since February 2000. Mr. Washkewicz has been President and Chief Operating Officer of the Purchaser since February 2000. Mr. Washkewicz was the Vice President of the Purchaser and President of the Hydraulics Group of the Purchaser from October 1997 to February 2000 and the Vice President of Operations of the Fluid Connectors Group from October 1994 to October 1997.

Dennis W. Sullivan.......  Director since 1983. Mr. Sullivan is Executive Vice
                           President and, since April 1996, a member of the Office of the President of the Corporation. Mr. Sullivan is also a Director of Ferro Corporation and KeyCorp.

Duane E. Collins ........  Director since 1992. Mr. Collins is Chief Executive
                           Officer and is the Chairman of the Board of Directors. Mr. Collins was named Chief Executive Officer in July 1993 and Chairman of the Board of Directors in October 1999. Mr. Collins was President of the Purchaser from July 1993 until February 2000. Mr. Collins is also a Director of National City Corporation, The Sherwin Williams Company and Mead Corporation.

Klaus-Peter Muller.......  Director since 1998. He is a member of the
                           Nominating and Retirement Planning Committees. Mr. Muller is a member of the Board of Managing Directors of Commerzbank AG in Frankfurt, Germany. Mr. Muller is a citizen of Germany.

Giulio Mazzalupi.........  Director since 1999. He is a member of the
                           Nominating Committee. Mr. Mazzalupi has been the President, Chief Executive Officer and a Director of Atlas Copco AB (industrial manufacturing) in Sweden since April 1997. He was previously President of Atlas Copco Airpower n.v. in Belgium from September 1987 to April 1997 and Senior Executive Vice President of Atlas Copco AB and Business Area Executive of Compressor Technique (a business unit of Atlas Copco AB) from April 1990 to April 1997. Mr. Mazzalupi is a citizen of Italy.

Allan L. Rayfield........  Director since 1984. He is Chairman of the
                           Nominating Committee and a member of the Audit and Compensation and Management Development Committees. Now retired, Mr. Rayfield previously served as President, Chief Executive Officer and Director of M/A-Com, Inc. (microwave manufacturing) from November 1993 to December 1994. Mr. Rayfield is also a Director of Acme Metal Inc. and Arch Communication Group, Inc.

   The Purchaser's Executive Officers are as follows:

                                                                   Officer
             Name                          Position                Since(1) Age
             ----                          --------                -------- ---
   Duane E. Collins......... Chief Executive Officer, Member of
                              the Office of the President and
                              Director                               1983    64
   Dennis W. Sullivan....... Executive Vice President, Member of
                              the Office of the President and
                              Director                               1978    61
   Lawrence M. Zeno......... Vice President and Member of the
                              Office of the President                1993    57
   Claus Beneker............ Vice President--Technical Director      1999    60
   Paul L. Carson........... Vice President--Information
                              Services                               1993    64
   Lynn M. Cortright........ Vice President and President,
                              Climate & Industrial Controls
                              Group                                  1999    59
   Dana A. Dennis........... Controller                              1999    52
   Daniel T. Garey.......... Vice President--Human Resources         1995    57
   Stephen L. Hayes......... Vice President and President,
                              Aerospace Group                        1993    59
   Michael J. Hiemstra...... Vice President--Finance and
                              Administration and Chief Financial
                              Officer                                1987    53
   John D. Myslenski........ Vice President and President, Fluid
                              Connectors Group                       1997    49
   John K. Oelslager........ Vice President and President,
                              Filtration Group                       1997    57
   Thomas A. Piraino, Jr. .. Vice President, General Counsel and
                              Secretary                              1998    50
   Timothy K. Pistell....... Treasurer                               1993    53
   Nickolas W. Vande Steeg.. Vice President and President, Seal
                              Group                                  1995    57
   Donald E. Washkewicz..... President and Chief Operating
                              Officer                                1997    49

--------
(1) Officers of the Purchaser serve for a term of office from the date of election to the next organizational meeting of the Board of Directors and until their respective successors are elected, except in the case of death, resignation or removal. Messrs. Carson, Garey, Hayes, Hiemstra and Pistell have served in the executive capacities indicated above during the past five years.

   Mr. Collins was elected Chief Executive Officer in July 1993. He was President from July 1993 until February 2000.

   Mr. Sullivan was elected as Executive Vice President in 1981 and a Member of the Office of the President in April 1996.

   Mr. Zeno was elected as a Vice President in October 1993 and a Member of the Office of the President in July 1997. He was President of the Motion and Control Group from January 1994 to June 1997.

   Mr. Beneker was elected as Vice President--Technical Director effective in February 1999. He was Vice President of Business Development of the Aerospace Group from July 1995 to February 1999 and General Manager of the Metal Bellows Division from July 1994 to July 1995.

   Mr. Cortright was elected as a Vice President in January 1999 and was named President of the Climate & Industrial Controls Group in October 1998. He was President of the Latin American Group from November 1987 to October 1998.

   Mr. Dennis was elected Controller effective July 1999. He was Vice President/Controller of the Automation Group from August 1997 to July 1999 and Vice President/Controller of the Motion and Control Group from July 1994 to August 1997.

   Mr. Myslenski was elected as a Vice President in October 1997 and named President of the Fluid Connectors Group in July 1997. He was Vice President-- Operations of the Fluid Connectors Group from March 1989 to June 1997.

   Mr. Oelslager was elected as a Vice President in October 1997 and named President of the Filtration Group in March 2000. He was President of the Automation Group from July 1997 to March 2000. He was Vice President Operations of the Motion and Control Group from July 1995 to June 1997 and General Manager of the Cylinder Division from July 1989 to July 1995.

   Mr. Piraino was elected as Vice President, General Counsel and Secretary effective in July 1998. He was Vice President--Law from July 1990 to June 1998.

   Mr. Vande Steeg was elected as a Vice President effective in September 1995. He has been President of the Seal Group since 1987.

   Mr. Washkewicz has been President and Chief Operating Officer since February 2000. Mr. Washkewicz was elected as a Vice President and named President of the Hydraulics Group in October 1997. He was Vice President-- Operations of the Fluid Connectors Group from October 1994 to October 1997.

                             Position with the Merger Sub; Business Address;
                                   Principal Occupation or Employment;
                                        5-Year Employment History

                                              ----------------

                              The name, business address, present principal
                            occupation or employment and five-year employment
                              history of each of the directors and executive
                            officers of Merger Sub are set forth below. Unless
                            otherwise indicated, the business address of each
                             such director and each such executive officer is
                             6035 Parkland Boulevard, Cleveland, Ohio 44124.
                              Unless otherwise indicated, all directors and
                           executive officers listed below are citizens of the
                                              United States.

Michael J. Hiemstra......  Mr. Hiemstra is a Director and is also the Vice
                           President--Finance and Administration and Chief Financial Officer. Since 1987, Mr. Hiemstra has also been the Vice President--Finance and Administration and Chief Financial Officer of the Purchaser.

Thomas L. Meyer..........  Mr. Meyer is a Director and the Assistant General
                           Counsel and Assistant Secretary. Since 1991, Mr. Meyer has also been the Associate General Counsel and Assistant Secretary of the Purchaser.

Thomas A. Piraino,         Mr. Piraino is a Director and the Vice President,
Jr. .....................  General Counsel and Secretary. Since July 1, 1998,
                           Mr. Piraino has also been the Vice President, General Counsel and Secretary of the Purchaser. He was previously Vice President--Law of the Purchaser from July 1990 to July 1998.

Timothy K. Pistell.......  Mr. Pistell is a Director and Treasurer. Mr.
                           Pistell has also been the Treasurer of the Purchaser since 1993.

Donald E. Washkewicz.....  Mr. Washkewicz is the President and Chief Operating
                           Officer. Since February 2000, Mr. Washkewicz has also been a Director and the President and Chief Operating Officer of the Purchaser.

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                               National City Bank

              By Mail:                         By Hand/Overnight Delivery:


   National City Bank, Depositary
_____________________________________        National City Bank, Depositary
                                          _____________________________________


           P.O. Box 94720
_____________________________________          Corporate Trust Operations
                                          _____________________________________


     Cleveland, Ohio 44101-4720
_____________________________________           Third Floor--North Annex
                                          _____________________________________


                                                 4100 West 150th Street
                                          _____________________________________

                                               Cleveland, Ohio 44135-1385
                                          _____________________________________

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                                 (216) 252-9163
                         _____________________________

                  Confirm Facsimile Transmission by Telephone:
                                 (800) 622-6757
                         _____________________________

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Merger Sub's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [LOGO OF GEORGESON SHAREHOLDER]
                          17 State Street, 10th Floor
                            New York, New York 10004
                           (800) 223-2064 (Toll Free)

                           Banks and Brokerage Firms
                              please call collect:
                                 (212) 440-9800

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                              One Financial Place
                            440 South LaSalle Street
                            Chicago, Illinois 60605
                                 (312) 706-4448